Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD SECOND QUARTER 2026 EARNINGS

Reno, Nevada, July 15, 2026 – Plumas Bancorp (Nasdaq:PLBC) referred to herein as the ‘Company,’ the parent company of Plumas Bank, today announced record earnings during the second quarter of 2026 of $9.9 million or $1.43 per share, an increase of $3.6 million from $6.3 million or $1.07 per share during the second quarter of 2025. Diluted earnings per share increased to $1.41 per share during the three months ended June 30, 2026 up from $1.05 per share during the quarter ended June 30, 2025.

Return on average assets was 1.79% during the current quarter, up from 1.56% during the second quarter of 2025. Return on average equity increased to 15.0% for the three months ended June 30, 2026, up from 13.4% during the second quarter of 2025.

Net interest income increased by $7.8 million from $18.2 million during the three months ended June 30, 2025, to $26.0 million during the current quarter. The provision for credit losses decreased from $860 thousand during the second quarter of 2025 to $600 thousand during the current quarter.

Non-interest income increased by $390 thousand from $2.4 million during the three months ended June 30, 2025 to $2.8 million during the second quarter of 2026.

Non-interest expense increased by $3.5 million from $11.0 million during the second quarter of 2025 to $14.5 million during the current quarter.

The provision for income taxes increased by $1.3 million from $2.4 million, during the three months ended June 30, 2025 to $3.7 million during the current quarter. The average effective tax rate was 27.1% in both periods.

For the six months ended June 30, 2026, the Company reported net income of $19.7 million or $2.83 per share, an increase of $6.2 million from $13.5 million or $2.28 per share earned during the six months ended June 30, 2025. Earnings per diluted share increased to $2.79 during the six months ended June 30, 2026, up $0.54 from $2.25 during the first six months of 2025.

Return on average assets was 1.79% during the six months ended June 30, 2026, up from 1.67% during the first half of 2025. Return on average equity increased to 14.9% for the six months ended June 30, 2026, up from 14.7% during the first half of 2025.

Net interest income increased by $14.4 million from $36.7 million during the six months ended June 30, 2025, to $51.1 million during the current period. The provision for credit losses decreased from $1.1 million during the first half of 2025 to $270 thousand during the current period.

Non-interest income increased by $174 thousand from $5.6 million during the six months ended June 30, 2025 to $5.7 million during the first half of 2026.

Non-interest expense increased by $7.3 million from $22.5 million during the first half of 2025 to $29.8 million during the current period.

The provision for income taxes increased by $1.9 million from $5.2 million, or 27.8% of pre-tax income, during the six months ended June 30, 2025 to $7.1 million, or 26.5% of pre-tax income, during the current period.

Acquisition of Cornerstone Community Bank and Cornerstone Community Bancorp

Results for the six and three months ended June 30, 2026 include the acquisition of Cornerstone Community Bank (CCB), the wholly owned subsidiary of Cornerstone Community Bancorp (Cornerstone), effective July 1, 2025. Total assets acquired from Cornerstone, excluding purchase adjustments, were $658 million, gross loans totaled $478 million, and deposits totaled $580 million. Goodwill associated with the acquisition of Cornerstone was $18.7 million; the core deposit intangible was $11.6 million. In addition, the Company recorded a discount on the acquired loans totaling $15.5 million.

Balance Sheet Highlights

June 30, 2026 compared to June 30, 2025

●	Gross loans increased by $494 million, or 49%, to $1.5 billion.
●	Total deposits increased by $518 million, or 38%, to $1.9 billion.
●	Total equity increased by $79 million, or 41%, to $272 million.
●	Book value per share increased by $6.54, or 20%, to $39.08.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp, commented, "We are pleased to report another strong quarter of financial performance as we continued to build on the momentum generated throughout the past year. Our results reflect the strength of our relationship-based banking model and disciplined execution of our strategic priorities. Deposit growth, strong net interest income, and continued operating performance demonstrate the benefits of our expanded franchise and our ability to serve clients across a broader geographic footprint. We also continued to benefit from the high-quality customer relationships and talented employees who joined our organization through the Cornerstone acquisition.

Asset quality remains a key area of focus. While we continue to monitor economic conditions and individual credit relationships closely, we believe our loan portfolio remains well diversified and supported by prudent underwriting standards, strong client relationships, and experienced credit administration.

Our capital position continues to provide flexibility to support organic growth opportunities, return capital to shareholders through both dividends and our share repurchase program, and invest in initiatives that strengthen our long-term competitive position. I would like to thank our employees for their ongoing commitment and our shareholders for their continued confidence and support."

Loans, Deposits, Investments and Cash

Primarily reflecting the acquisition of Cornerstone, gross loans increased by $494 million, or 49%, from $1.0 billion at June 30, 2025, to $1.5 billion at June 30, 2026. Increases in loans included $353 million in commercial real estate loans, $81 million in commercial loans, $29 million in agricultural loans, $21 million in residential real estate loans, $13 million in equity lines, $11 million in consumer and other loans and $8 million in construction loans. These increases were partially offset by a decrease of $22 million in automobile loans.

At June 30, 2026, approximately 79% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. Repricing frequencies on variable rate loans range from one day to several years, with the majority of commercial real estate loans repricing every five years. Approximately 77% of the variable rate loans are indexed to the five year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 20% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Primarily reflecting the acquisition of Cornerstone, total deposits increased by $518 million, or 38% from $1.4 billion at June 30, 2025, to $1.9 billion at June 30, 2026. The increase in deposits includes increases of $196 million in demand deposits, $193 million in money market accounts, $14 million in savings accounts and $115 million in time deposits. At June 30, 2026, 46% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company’s brokered deposits consisted of a single $10 million time deposit acquired from CCB, bearing an interest rate of 3.80%.

During the six months ended June 30, 2026 total deposits increased by $75 million, or 4%, of which $41 million represents accounts that were moved from repurchase agreements to money market deposits during the current quarter.

Total investment securities increased by $26 million from $440 million at June 30, 2025 to $466 million at June 30, 2026. Contributing to this increase was a $7 million decline in the unrealized loss position, from $21 million at June 30, 2025 to $14 million at June 30, 2026. The Company's investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities.

Primarily related to the increase in deposits, cash and due from banks increased by $56 million from $79 million at June 30, 2025, to $135 million at June 30, 2026.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2026, were $23.6 million, up from $13.7 million at June 30, 2025. Nonperforming assets as a percentage of total assets increased to 1.04% at June 30, 2026, up from 0.84% at June 30, 2025. OREO increased by $44 thousand from $91 thousand at June 30, 2025, to $135 thousand at June 30, 2026. Nonperforming loans were $23.5 million at June 30, 2026, and $13.7 million at June 30, 2025. Nonperforming loans as a percentage of total loans increased to 1.55% at June 30, 2026, up from 1.34% at June 30, 2025. Included in nonperforming loans was one loan totaling $1.6 million which was past due 90 days at June 30, 2026 and still accruing interest. This loan was paid in full in July 2026.

During the first half of 2026 the provision for credit losses totaled $270 thousand consisting of a provision for credit losses on loans of $200 thousand and an increase in the reserve for unfunded commitments of $70 thousand. This compares to a provision for credit losses of $1.1 million consisting of a provision for credit losses on loans of $1.1 million and a decrease in the reserve for unfunded commitments of $40 thousand during the six months ended June 30, 2025.

Net charge-offs totaled $419 thousand and $137 thousand during the six months ended June 30, 2026 and 2025, respectively. The allowance for credit losses totaled $19.7 million at June 30, 2026 and $14.2 million at June 30, 2025. The allowance for credit losses as a percentage of total loans was 1.30% and 1.39% at June 30, 2026 and 2025.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the six months ended June 30, 2026 and 2025 (in thousands).

Allowance for Credit Losses	June 30, 2026	June 30, 2025
Balance, beginning of period	$19,959	$13,196
Provision charged to operations	200	1,150
Losses charged to allowance	(663)	(506)
Recoveries	244	369
Balance, end of period	$19,740	$14,209

Reserve for Unfunded Commitments	June 30, 2026	June 30, 2025
Balance, beginning of period	$580	$620
Provision charged to operations	70	(40)
Balance, end of period	$650	$580

Borrowing and Repurchase Agreements

Short-term Borrowing Arrangements. The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $441 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $707 million. Based on its current level of FHLB stock holdings the Company can borrow up to $326 million. To borrow the full $441 million in available credit the Company would need to purchase $3 million in additional FHLB stock. The Company is also eligible to borrow at the Federal Reserve Bank (FRB) Discount Window. At June 30, 2026, the Company could borrow up to $38 million at the Discount Window secured by investment securities with a fair value of $39 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at June 30, 2026 and 2025.

Note Payable. Plumas Bancorp had outstanding borrowings of $14.3 million with a correspondent bank at June 30, 2026. This loan matures on January 25, 2035, and can be prepaid at any time. This borrowing bears interest at a fixed rate of 3.85% for the first 5 years and then beginning January 25, 2027 at a floating interest rate linked to WSJ Prime Rate for the remaining eight-year term. Interest expense recognized on this loan for the six-months ended June 30, 2026 and 2025, was $278 thousand and $290 thousand, respectively.

Subordinated Debentures. In connection with the acquisition of Cornerstone, the Company assumed $12 million of subordinated debentures, including $2 million of 4.75% Fixed‑to‑Floating Rate Subordinated Notes due November 30, 2035 (the “2035 Notes”). The 2035 Notes, which were issued in 2020, have a fixed interest rate of 4.75% for the first ten years and thereafter a quarterly variable interest rate equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 4.14%. The remaining subordinated notes were called in 2025 and are no longer outstanding. Interest expense recognized on the subordinated notes for the six-months ended June 30, 2026, was $97 thousand.

Repurchase Agreements. The Company offers a repurchase agreement product for its larger customers which use securities sold under agreements to repurchase as an alternative to interest-bearing deposits. Securities sold under agreements to repurchase totaled $59 million and $15 million at June 30, 2026 and 2025, respectively. The balances at June 30, 2026, are secured by U.S. Government agency securities with a carrying amount of $85 million. The increase in repurchase agreements is primarily driven by the acquisition of Cornerstone. Cornerstone maintained reciprocal deposits with several customers which were converted to repurchase agreements in July 2025. Interest expense recognized on repurchase agreements for the six months ended June 30, 2026 and 2025, was $714 thousand and $31 thousand, respectively.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established credit lines.

The Company can borrow up to $441 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $707 million. At June 30, 2026, the Company could borrow up to $38 million at the FRB Discount Window secured by investment securities with a fair value of $39 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at June 30, 2026 and 2025.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $518 million from $1.4 billion at June 30, 2025, to $1.9 billion at June 30, 2026. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $811 million in uninsured deposits which include uninsured deposits of Plumas Bancorp. Of this amount, $230 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Discount Window advances, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the FRB and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the near future.

Shareholders’ Equity

Total shareholders’ equity increased by $79 million from $193 million at June 30, 2025, to $272 million at June 30, 2026. The $79 million includes stock issued in the acquisition of Cornerstone totaling $45 million, earnings during the twelve-month period totaling $36 million, a decrease in accumulated other comprehensive loss of $7 million and restricted stock and stock option activity totaling $3 million. These items were partially offset by the payment of cash dividends totaling $9 million and the purchase of 56 thousand shares of common stock under the Company’s stock repurchase plan totaling $3 million.

Net Interest Income and Net Interest Margin – Three Months Ended June 30, 2026

Driven primarily by growth in the loan portfolio mostly related to the acquisition of Cornerstone, net interest income increased by $7.8 million from $18.2 million during the three months ended June 30, 2025, to $26.0 million for the three months ended June 30, 2026. The increase in net interest income includes an increase of $9.7 million in interest income partially offset by an increase of $1.9 million in interest expense.

Interest and fees on loans increased by $9.2 million to $24.8 million related to an increase in average balance and an increase in yield. Average loan balances increased by $484 million, while the average yield on these loans increased by 47 basis points from 6.14% during the second quarter of 2025 to 6.61% during the current quarter. The increase in yield relates to several factors including the amortization of discount on purchased loans, the repricing of a portion of our commercial real estate loans most of which reprice every five years from the date of origination, the reversal of $344 thousand in accrued interest on a large loan relationship during the second quarter of 2025 and growth in fixed rate SBA loans which totaled $123 million at June 30, 2026, and $75 million at June 30, 2025. The weighted average rate earned on this portfolio at June 30, 2026, was 8.1%.

The amortization of discounts on loans acquired from Cornerstone totaled $1.3 million during the quarter an increase of $800 thousand from $500 thousand during the first quarter of 2026. The increase in amortization during the current quarter relates to an increase in prepayments on this portfolio. Partially offsetting the discount amortization was the reversal of approximately $375 thousand in interest on loans placed on nonaccrual during the current quarter. The average prime interest rate decreased from 7.5% during the second quarter of 2025 to 6.75% during the current quarter. Approximately 15% of the Company's loans are tied to the prime interest rate and most of these reprice within one to three months of a change in prime.

Interest earned on investment securities increased by $484 thousand related to an increase in yield on investment securities of 21 basis points to 4.29% and an increase in average balance of $24 million. The increase in investment yields is consistent with the partial restructuring of the investment portfolio during the fourth quarter of 2025 and market conditions. Average investment securities increased from $442 million during the three months ended June 30, 2025 to $466 million during the current period.

Interest earned on cash balances increased by $78 thousand related to an increase in average balance of $17 million partially offset by a decrease in average rate paid on cash balances of 73 basis points from 4.47% during the second quarter of 2025 to 3.74% during the current quarter. This decline in yield was mostly related to a decline in rate paid on balances held at the FRB. The average rate earned on FRB balances decreased from 4.40% during the second quarter of 2025 to 3.65% during the current quarter.

Interest expense on deposits increased by $1.6 million and is broken down by product type as follows: money market accounts - $844 thousand, savings deposits - $29 thousand and time deposits - $747 thousand. The increase in interest expense primarily relates to the growth in money market and time deposits related to the acquisition of Cornerstone. The average rate paid on interest-bearing deposits increased from 1.30% during the second quarter of 2025 to 1.59% during the current quarter and relates to an increase in the percentage of average money market and time deposits to average interest bearing deposits from 58% during the second quarter of 2025 to 68% during the current quarter as well as an increase in the average rate paid on these deposits.

The average rate paid on interest bearing liabilities increased from 1.33% during the 2025 quarter to 1.62% in 2026 related to the increase in the cost of interest bearing deposits and repurchase agreements. The average rate paid on repurchase agreements increased from 0.46% during the second quarter of 2025 to 1.48% during the current quarter.

Net interest margin for the three months ended June 30, 2026, increased 30 basis points to 5.13%, up from 4.83% for the same period in 2025.

Net Interest Income and Net Interest Margin – Six Months Ended June 30, 2026

Net interest income for the six months ended June 30, 2026 was $51.1 million, an increase of $14.4 million from the $36.7 million earned during the same period in 2025. The increase in net interest income includes an increase of $18.5 million in interest income partially offset by an increase of $4.1 million in interest expense.

Interest and fees on loans increased by $17.7 million related to increases in average balance and yield. The average balance of loans during the six months ended June 30, 2026 was $1.5 billion, an increase of $490 million from $1.0 billion during the same period in 2025. The average yield on loans increased by 38 basis points from 6.15% during the first six months of 2025 to 6.53% during the current period.

Interest on investment securities increased by $973 thousand related to an increase in yield of 18 basis points to 4.28% and an increase in average balance of $27 million to $470 million. The increase in investment yield is consistent with the partial restructuring of the investment portfolio during the fourth quarter of 2025 and market conditions.

Interest on cash balances declined by $195 thousand related to a decline in yield. The rate earned on cash balances declined by 73 basis points to 3.77%. The average balance in interest bearing cash remained unchanged at $53.8 million.

Primarily related to an increase in balance and rate paid on deposits and repurchase agreements, interest expense increased from $4.5 million during the six months ended June 30, 2025 to $8.6 million during the current period. The average rate paid on interest bearing liabilities increased from 1.24% during the 2025 period to 1.61% in 2026.

Interest expense on deposits increased by $3.3 million and is broken down by product type as follows: money market accounts - $1.6 million, savings deposits - $100 thousand and time deposits - $1.6 million. The average rate paid on interest-bearing deposits increased from 1.21% during the six months ended June 30, 2025 to 1.55% during the current period. Average interest-bearing deposits totaled $972 million during the first half of 2026, an increase of $274 million from $698 million during the first half of 2025.

Interest expense on repurchase agreements increased by $683 thousand related to an increase in average balance of $67.7 million and an increase in rate paid of 1.33%.

Net interest margin for the six months ending June 30, 2026 increased 19 basis points to 5.08%, up from 4.89% for the same period in 2025.

Non-Interest Income/Expense – Three Months Ended June 30, 2026

During the three months ended June 30, 2026, non-interest income totaled $2.8 million, an increase of $390 thousand from the three months ended June 30, 2025. Significant increases in non-interest income during the current quarter were $168 thousand in earnings on Bank Owned Life Insurance (BOLI) and $97 thousand in interchange income. Each of these items benefited from the acquisition of Cornerstone. Additionally, during the current period non-interest income included a gain of $104 thousand on sale of an OREO property.

During the three months ended June 30, 2026, total non-interest expense increased by $3.5 million from $11.0 million during the second quarter of 2025 to $14.5 million during the current quarter. Much of this increase was driven by the acquisition of Cornerstone. Salary and benefit expense increased by $2.0 million which includes an increase in salary expense of $1.2 million primarily related to an increase in Full-Time Equivalent (FTE) employees of 56 to 238 FTE at June 30, 2026 and to a much lesser extent merit and promotional increases. Primarily related to an increase in pre-tax income, bonus expense increased by $315 thousand.

Occupancy and equipment expense increased by $598 thousand from $2.0 million during the second quarter of 2025 to $2.6 million during the current quarter, primarily related to the acquisition of Cornerstone and to a lesser extent the sales/leaseback completed during the fourth quarter of 2025. Amortization of Core Deposit Intangible increased by $522 thousand related to the acquisition of Cornerstone. The largest reduction in non-interest expense was $481 thousand in merger expenses incurred during the second quarter of 2025.

Non-Interest Income/Expense – Six Months Ended June 30, 2026

During the six months ended June 30, 2026, non-interest income totaled $5.7 million, an increase of $174 thousand from the six months ended June 30, 2025. Significant increases in non-interest income during the current period were $278 thousand in FHLB dividends, $327 thousand in earnings on BOLI and $238 thousand in interchange income. Each of these items benefited from the acquisition of Cornerstone. Additionally, the FHLB paid a special dividend of $252 thousand during the first quarter of 2026. These increases were mostly offset by a $1.1 million settlement related to the Dixie Fire during the first quarter of 2025.

Primarily driven by the acquisition of Cornerstone, non-interest expense increased by $7.3 million from $22.5 million during the first half of 2025 to $29.8 million during the current period. The four largest increases were $3.8 million in salary and benefit expense, $1.3 million in occupancy and equipment expense, $1.1 million in amortization of core deposit intangible and $637 thousand in other.

Salary and benefit expense totaled $15.3 million during the current six month period and $11.4 million during the six months ended June 30, 2025. Salary expense increased by $2.1 million, mostly related to an increase in FTE. Related to an increase in pre-tax income, bonus expense increased by $595 thousand. Other significant increases in salary and benefit expense include $316 thousand in payroll taxes and $226 thousand in insurance expense.

Primarily related to the acquisition of Cornerstone and to a lesser extent the sales/leaseback completed during the fourth quarter of 2025, occupancy and equipment expenses increased by $1.2 million from $4.1 million during the first six months of 2025 to $5.3 million during the current period. Amortization of Core Deposit Intangible increased by $1.1 million related to the acquisition of Cornerstone. Other expense increased by $637 thousand related to a $726 thousand loss associated with two fraudulent wire transfers during the first quarter of 2026. The largest reduction in non-interest expense was $1.1 million in merger expenses incurred during the first half of 2025.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The Bank operates nineteen branches: seventeen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, Sutter, and Tehama and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of June 30,
	2026	2025	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$135,546	$79,266	$56,280	71.0%
Investment securities	465,991	439,676	26,315	6.0%
Loans, net of allowance for credit losses	1,496,190	1,006,873	489,317	48.6%
Premises and equipment, net	23,763	12,065	11,698	97.0%
Right-of-use assets	27,985	23,912	4,073	17.0%
Bank owned life insurance	34,203	16,736	17,467	104.4%
Core deposit intangible	9,954	703	9,251	1315.9%
Goodwill	24,215	5,502	18,713	340.1%
Accrued interest receivable and other assets	59,897	43,784	16,113	36.8%
Total assets	$2,277,744	$1,628,517	$649,227	39.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,885,065	$1,366,827	$518,238	37.9%
Repurchase agreements	59,217	14,940	44,277	296.4%
Lease liabilities	28,388	24,519	3,869	15.8%
Accrued interest payable and other liabilities	16,908	14,152	2,756	19.5%
Borrowings	16,033	15,000	1,033	6.9%
Total liabilities	2,005,611	1,435,438	570,173	39.7%
Common stock	74,702	29,803	44,899	150.7%
Retained earnings	211,013	183,954	27,059	14.7%
Accumulated other comprehensive loss, net	(13,582)	(20,678)	7,096	34.3%
Shareholders’ equity	272,133	193,079	79,054	40.9%
Total liabilities and shareholders’ equity	$2,277,744	$1,628,517	$649,227	39.9%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2026	2025	Dollar Change	Percentage Change

Interest income	$30,360	$20,633	$9,727	47.1%
Interest expense	4,353	2,450	1,903	77.7%
Net interest income before provision for credit losses	26,007	18,183	7,824	43.0%
Provision for credit losses	600	860	(260)	(30.2)%
Net interest income after provision for credit losses	25,407	17,323	8,084	46.7%
Non-interest income	2,751	2,361	390	16.5%
Non-interest expense	14,504	11,012	3,492	31.7%
Income before income taxes	13,654	8,672	4,982	57.4%
Provision for income taxes	3,695	2,351	1,344	57.2%
Net income	$9,959	$6,321	$3,638	57.6%

Basic earnings per share	$1.43	$1.07	$0.36	33.6%
Diluted earnings per share	$1.41	$1.05	$0.36	34.3%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

			Dollar	Percentage
FOR THE SIX MONTHS ENDED JUNE 30,	2026	2025	Change	Change

Interest income	$59,727	$41,223	$18,504	44.9%
Interest expense	8,581	4,501	4,080	90.6%
Net interest income before provision for credit losses	51,146	36,722	14,424	39.3%
Provision for credit losses	270	1,110	(840)	(75.7)%
Net interest income after provision for credit losses	50,876	35,612	15,264	42.9%
Non-interest income	5,748	5,574	174	3.1%
Non-interest expense	29,791	22,477	7,314	32.5%
Income before income taxes	26,833	18,709	8,124	43.4%
Provision for income taxes	7,111	5,208	1,903	36.5%
Net income	$19,722	$13,501	$6,221	46.1%

Basic earnings per share	$2.83	$2.28	$0.55	24.1%
Diluted earnings per share	$2.79	$2.25	$0.54	24.0%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
EARNINGS PER SHARE
Basic earnings per share	$1.43	$1.40	$1.07	$2.83	$2.28
Diluted earnings per share	$1.41	$1.38	$1.05	$2.79	$2.25
Weighted average shares outstanding	6,966	6,984	5,929	6,975	5,920
Weighted average diluted shares outstanding	7,058	7,073	6,006	7,069	6,006
Cash dividends paid per share [1]	$0.33	$0.33	$0.30	$0.66	$0.60

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.79%	1.78%	1.56%	1.79%	1.67%
Return on average equity	15.0%	14.9%	13.4%	14.9%	14.7%
Yield on earning assets	5.99%	5.88%	5.48%	5.93%	5.49%
Rate paid on interest-bearing liabilities	1.62%	1.60%	1.33%	1.61%	1.24%
Net interest margin	5.13%	5.03%	4.83%	5.08%	4.89%
Noninterest income to average assets	0.49%	0.55%	0.58%	0.52%	0.69%
Noninterest expense to average assets	2.61%	2.79%	2.72%	2.70%	2.79%
Efficiency ratio [2]	50.4%	54.3%	53.6%	52.4%	53.1%

	6/30/2026	3/31/2026	6/30/2025	12/31/2025	12/31/2024
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$19,740	$19,321	$14,209	$19,959	$13,196
Allowance for credit losses as a percentage of total loans	1.30%	1.29%	1.39%	1.32%	1.30%
Nonperforming loans	$23,473	$14,167	$13,652	$15,089	$4,105
Nonperforming assets	$23,633	$14,393	$13,747	$15,321	$4,307
Nonperforming loans as a percentage of total loans	1.55%	0.94%	1.34%	1.00%	0.40%
Nonperforming assets as a percentage of total assets	1.04%	0.65%	0.84%	0.68%	0.27%
Year-to-date net charge-offs	$419	$237	$137	$442	$1,046
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.06%	0.06%	0.03%	0.04%	0.11%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	6,964	6,975	5,934	6,959	5,903
Shareholders' equity	$272,133	$265,392	$193,079	$261,076	$177,899
Book value per common share	$39.08	$38.05	$32.54	$37.52	$30.14
Tangible common equity [3]	$237,964	$230,657	$186,874	$225,760	$171,606
Tangible book value per common share [4]	$34.17	$33.07	$31.49	$32.44	$29.07
Tangible common equity to total assets	10.4%	10.5%	11.5%	10.1%	10.6%
Gross loans to deposits	80.4%	84.6%	74.7%	83.6%	74.1%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.8%	11.6%	12.7%	11.1%	11.9%
Common Equity Tier 1 Ratio	15.8%	15.5%	17.9%	14.8%	17.3%
Tier 1 Risk-Based Capital Ratio	15.8%	15.5%	17.9%	14.8%	17.3%
Total Risk-Based Capital Ratio	17.0%	16.7%	19.2%	16.0%	18.5%

(1) The Company paid a quarterly cash dividend of $0.33 per share on May 15, 2026 and February 18, 2026 and a quarterly cash dividend of $0.30 per share on February 17, 2025, May 15, 2025, August 15, 2025 and November 17, 2025 and paid a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).

(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.

(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	6/30/2026			6/30/2025
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,504,438	$24,777	6.61%	$1,020,004	$15,612	6.14%
Investment securities	390,618	4,329	4.45%	369,624	3,913	4.25%
Non-taxable investment securities (1)	75,412	659	3.51%	72,719	591	3.26%
Interest-bearing deposits	63,781	595	3.74%	46,368	517	4.47%
Total interest-earning assets	2,034,249	30,360	5.99%	1,508,715	20,633	5.48%
Cash and due from banks	34,281			26,880
Other assets	163,174			87,117
Total assets	$2,231,704			$1,622,712

Interest-bearing liabilities:
Money market deposits	457,580	2,127	1.86%	287,707	1,283	1.79%
Savings deposits	308,364	286	0.37%	298,989	257	0.34%
Time deposits	221,275	1,491	2.70%	118,057	744	2.53%
Total deposits	987,219	3,904	1.59%	704,753	2,284	1.30%
Borrowings	16,027	176	4.40%	15,000	146	3.90%
Other interest-bearing liabilities	74,023	273	1.48%	17,265	20	0.46%
Total interest-bearing liabilities	1,077,269	4,353	1.62%	737,018	2,450	1.33%
Non-interest-bearing deposits	842,509			659,554
Other liabilities	44,920			37,112
Shareholders' equity	267,006			189,028
Total liabilities & equity	$2,231,704			$1,622,712
Cost of funding interest-earning assets (4)			0.86%			0.65%
Net interest income and margin (5)		$26,007	5.13%		$18,183	4.83%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $14.2 million for 2026 and $4.1 million for 2025 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the three-month periods ended June 30, 2026 and 2025 were $226 thousand and $196 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the six-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Six Months Ended			For the Six Months Ended
	6/30/2026			6/30/2025
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,505,631	$48,734	6.53%	$1,016,008	$31,008	6.15%
Investment securities	394,397	8,672	4.43%	369,376	7,840	4.28%
Non-taxable investment securities (1)	76,056	1,315	3.49%	73,795	1,174	3.21%
Interest-bearing deposits	53,834	1,006	3.77%	53,845	1,201	4.50%
Total interest-earning assets	2,029,918	59,727	5.93%	1,513,024	41,223	5.49%
Cash and due from banks	33,663			26,679
Other assets	164,290			86,732
Total assets	$2,227,871			$1,626,435

Interest-bearing liabilities:
Money market deposits	445,224	4,003	1.81%	283,469	2,429	1.73%
Savings deposits	310,415	563	0.37%	311,151	463	0.30%
Time deposits	215,912	2,925	2.73%	103,304	1,288	2.51%
Total deposits	971,551	7,491	1.55%	697,924	4,180	1.21%
Borrowings	16,583	375	4.56%	15,000	290	3.90%
Other interest-bearing liabilities	86,946	715	1.66%	19,216	31	0.33%
Total interest-bearing liabilities	1,075,080	8,581	1.61%	732,140	4,501	1.24%
Non-interest-bearing deposits	840,276			670,961
Other liabilities	45,895			37,602
Shareholders' equity	266,620			185,732
Total liabilities & equity	$2,227,871			$1,626,435
Cost of funding interest-earning assets (4)			0.85%			0.60%
Net interest income and margin (5)		$51,146	5.08%		$36,722	4.89%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $14.4 million for 2026 and $3.9 million for 2025 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the six-month periods ended June 30, 2026 and 2025 were $518 thousand and $471 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended June 30, 2026 and 2025.

	For the Three Months Ended
	June 30,
	2026	2025	Dollar Change	Percentage Change
Interchange income	$881	$784	97	12.4%
Service charges on deposit accounts	813	781	32	4.1%
Earnings on life insurance policies	276	108	168	155.6%
Loan servicing fees	150	148	2	1.4%
FHLB Dividends	104	135	(31)	(23.0)%
Other	527	405	122	30.1%
Total non-interest income	$2,751	$2,361	$390	16.5%

The following table presents the components of non-interest expense for the three-month periods ended June 30, 2026 and 2025.

	For the Three Months Ended
	June 30,
	2026	2025	Dollar Change	Percentage Change
Salaries and employee benefits	$7,520	$5,553	$1,967	35.4%
Occupancy and equipment	2,648	2,050	598	29.2%
Outside service fees	1,499	1,160	339	29.2%
Amortization of Core Deposit Intangible	566	44	522	1186.4%
Professional fees	399	219	180	82.2%
Advertising and shareholder relations	374	273	101	37.0%
Armored car and courier	283	224	59	26.3%
Business development	250	188	62	33.0%
Deposit insurance	247	180	67	37.2%
Director compensation and expense	209	155	54	34.8%
Telephone and data communication	146	124	22	17.7%
Loan collection expenses	136	51	85	166.7%
Merger and acquisition expenses	-	481	(481)	(100.0)%
Other	227	310	(83)	(26.8)%
Total non-interest expense	$14,504	$11,012	$3,492	31.7%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the six-month periods ended June 30, 2026 and 2025.

	For the Six Months Ended
	June 30,
	2026	2025	Dollar Change	Percentage Change
Interchange income	$1,712	$1,474	$238	16.1%
Service charges on deposit accounts	1,598	1,486	112	7.5%
FHLB Dividends	550	272	278	102.2%
Earnings on life insurance policies	544	217	327	150.7%
Loan servicing fees	332	334	(2)	(0.6)%
Other	1,012	1,791	(779)	(43.5)%
Total non-interest income	$5,748	$5,574	$174	3.1%

The following table presents the components of non-interest expense for the six-month periods ended June 30, 2026 and 2025.

	For the Six Months Ended
	June 30,
	2026	2025	Dollar Change	Percentage Change
Salaries and employee benefits	$15,250	$11,433	$3,817	33.4%
Occupancy and equipment	5,322	4,064	1,258	31.0%
Outside service fees	2,956	2,424	532	21.9%
Amortization of Core Deposit Intangible	1,147	87	1,060	1218.4%
Professional fees	751	448	303	67.6%
Advertising and shareholder relations	665	535	130	24.3%
Armored car and courier	546	441	105	23.8%
Deposit insurance	495	362	133	36.7%
Business development	455	355	100	28.2%
Director compensation and expense	384	321	63	19.6%
Loan collection expenses	355	122	233	191.0%
Telephone and data communication	291	298	(7)	(2.3)%
Merger and acquisition expenses	-	1,050	(1,050)	(100.0)%
Other	1,174	537	637	118.6%
Total non-interest expense	$29,791	$22,477	$7,314	32.5%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table shows the distribution of loans by type at June 30, 2026 and 2025.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2026	6/30/2026	6/30/2025	6/30/2025
Commercial	$162,128	10.7%	$81,118	8.0%
Agricultural	142,940	9.5%	113,850	11.2%
Real estate – residential	32,223	2.1%	11,053	1.1%
Real estate – commercial	1,026,049	67.9%	673,129	66.1%
Real estate – construction & land	48,672	3.2%	40,798	4.0%
Equity Lines of Credit	54,993	3.6%	41,620	4.1%
Auto	29,616	2.0%	51,487	5.1%
Other	15,552	1.0%	4,791	0.4%
Total Gross Loans	$1,512,173	100%	$1,017,846	100%

The following table shows the distribution of Commercial Real Estate loans at June 30, 2026 and 2025.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2026	6/30/2026	6/30/2025	6/30/2025
Owner occupied	$442,154	43.1%	$294,765	43.8%
Investor	583,895	56.9%	378,364	56.2%
Total real estate - commercial	$1,026,049	100%	$673,129	100%

The following table shows the distribution of deposits by type at June 30, 2026 and 2025.

		Percent of Deposits in Each		Percent of Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	6/30/2026	6/30/2026	6/30/2025	6/30/2025
Non-interest bearing	$864,075	45.8%	$668,086	48.9%
Money Market	474,436	25.2%	281,516	20.6%
Savings	304,249	16.1%	290,440	21.2%
Time	242,305	12.9%	126,785	9.3%
Total Deposits	$1,885,065	100%	$1,366,827	100%